EXHIBIT 99.1

American River Bankshares Reports First Quarter 2013 Results

Sacramento, CA, April 18, 2013 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $622,000, or $0.07 per diluted share for the first quarter of 2013 compared to $712,000, or $0.07 per diluted share for the first quarter of 2012.

“We continue to have success in reducing nonperforming assets, which has led to lower credit costs,” said David Taber, President and CEO of American River Bankshares. “In addition, the success of our stock repurchase program has permitted earnings per share to remain constant.”

Taber continued, “The current marketplace is hypercompetitive and coupled with a slow recovery, has made loan growth a challenge, one that we are addressing with a focus on value, upgraded sales personnel and a strategic expansion into the San Francisco Bay Area market.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $13.8 million, or 2.34% of total assets at March 31, 2013, compared to $17.7 million, or 2.97% of total assets at December 31, 2012, and $21.5 million, or 3.64% of total assets a year ago. Other real estate owned (“OREO”) declined 26.9% to $8.9 million at March 31, 2013, compared to $12.2 million at December 31, 2012, and declined 16.6% compared to $10.7 million one year ago.

•	The allowance for loan and lease losses was $5.9 million (2.35% of total loans and leases) at March 31, 2013, compared to $5.8 million (2.24% of total loans and leases) at December 31, 2012 and $6.3 million (2.16% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 122.7% at March 31, 2013, from 105.6% at December 31, 2012 and 58.6% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At March 31, 2013, American River Bank’s Leverage ratio was 12.7% compared to 12.6% at December 31, 2012 and 12.5% one year ago; the Tier 1 Risk Based Capital ratio was 24.1% compared to 23.5% at December 31, 2012 and 21.1% one year ago; and the Total Risk Based Capital ratio was 25.4% compared to 24.8% at December 31, 2012 and 22.4% one year ago.

•	The first quarter 2013 net interest margin was 3.53%, down from 3.80% for the fourth quarter of 2012 and 4.01% for the first quarter of 2012.

•	Shareholders’ equity was $92.7 million at March 31, 2013 compared to $94.0 million at December 31, 2012 and $94.1 million at March 31, 2012. Tangible book value grew 1% from $8.33 per share at December 31, 2012 and 5% from $7.97 per share at March 31, 2012 to $8.39 per share at March 31, 2013. Book value per share increased 1% from $10.08 per share at December 31, 2012 and 5% from $9.66 per share from a year ago to $10.18 per share at March 31, 2013.

Northern California Economic Update

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, Foreclosure Radar, the State of California EDD, and the Sacramento Association of Realtors. In general, the data included in the report showed economic indicators in these markets trending upwards through the end of 2011, moving the economy off of its low of the past few years. This trend dipped slightly in the first quarter of 2012, reported mixed results in mid-2012, and noted some upward trends in the fourth quarter of 2012. In general, results in the first quarter of 2013 show continuing positive trends. Activity in the residential market was positive throughout the past year and into the first quarter of 2013, commercial real estate trends improved in the fourth quarter and into the new year, and two of our regions reported positive trends in employment. As stated in previous market reports, positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

Commercial Real Estate. In Sacramento County, office vacancy in the first quarter of 2013 increased to 16.5%, a 0.3% increase over the fourth quarter of 2012; retail vacancy, at 9.2%, is slightly better than last quarter and a small improvement from 9.9% one year ago; and industrial vacancy is 11.7%, down from 11.9% at year-end 2012 and slightly better than 11.8% one year ago. In Sonoma County, after dropping in the second half of 2012, office vacancies ended the first quarter of 2013 at 23.5%, a 1.5% increase over year-end 2012, and equal to the rate one year ago; retail vacancies continue to drop and were 5.1% at March 31, 2013; and industrial vacancies were 12.3%, equal to the December 31, 2012 rate. In both counties, absorption of commercial real estate is mixed. In Sacramento County, retail and industrial properties have had positive absorption in each of the past three quarters. After six quarters of positive absorption, Sacramento office property reported a large negative absorption in the first quarter of 2013. In Sonoma County, although absorption has been a positive in each of the past three quarters, office absorption has been negative in two of the last six quarters and industrial has been negative in three of the last six quarters. In Sacramento County, commercial lease rates have shown little change in the last two years; office rates have been $1.74/SF to $1.76/SF for seven consecutive quarters, retail has ranged from $1.34/SF to $1.40/SF over the same period, and industrial has ranged from $0.35/SF to $0.37/SF. After declining for several quarters, data for Sonoma County showed some improvement; office leases have ranged from a low of $1.31/SF to the current rate of $1.54/SF, retail leases average $1.12/SF, and industrial rates are down from $0.72/SF to $0.66/SF.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is best measured by tracking foreclosure activity (number of filings and results of closed foreclosures), home sales (median prices and asking prices), and sales vs. inventory. Positive trends in 2012 continue into 2013 in residential foreclosure activity with reductions in the number of Notice of Default and Notice of Sale filings. Statewide, in the first quarter of 2013 (annualized), the number of Notice of Default filings is two-thirds less than 2012 filings, and Notice of Sale filings are down by almost half. The most notable trend is the number of closed foreclosures that are being purchased by third parties. For property foreclosures in 2012, third party bids were 40% of trustee sales; so far in 2013, this percentage was 50%. For Sacramento in 2012, third party bids were 28% and this figure is 61% in the first quarter of 2013; Sonoma County increased from 29% to 47%; and Amador County declined from 7% to 4%. Compared to one year ago, sales prices for homes sold in 2013 increased by 27% in Sacramento, 27% in Sonoma County, and 52% in Amador County. The large increase in Amador County is reflective of the small number of sales during the period. Asking prices in these regions have also increased from one year ago. In the Sacramento region, for the fourth consecutive quarter, the number of homes listed for sale represents less than one month of inventory. In February 2013, Sacramento reported 1,189 sales compared to 1,072 active listings, representing a 28 day inventory; average days on market is also 28 days.

Employment. After an increase in unemployment to 11.5% in California in early 2012, the rate dropped steadily to 9.6% at year-end 2012. Although statewide unemployment increased to 9.7% during the first quarter of 2013, this was due more to a larger workforce than increased unemployment; in the first quarter of 2013, the number of jobs statewide increased by 105,000. At the end of February, unemployment in two of our regions (Sacramento and Sonoma) is lower than the California average. Compared to one year ago, all three of our markets have improved. At March 31, 2013, the Sacramento unemployment rate was reported to be 9.5%, Sonoma was reported to be 7.6% and Amador was reported to be 11.2%. The unemployment rate in Amador County is higher than the December 31, 2012 reported amount but lower than one year ago. As noted, job growth in California has been positive, increasing by 303,000 in 2011, 312,000 in 2012 and 105,000 in the first quarter of 2013. In our markets, Sacramento job growth increased by 13,300 jobs in 2011, 4,400 in 2012 and 9,000 in the first quarter of 2013. Sonoma County reports similar positive job growth, up 5,800 in 2011, 5,300 in 2012 and 2,500 in the first quarter of 2013. Amador County has experienced a general decline in the number of jobs; although relatively small by comparison to our other markets, since 2011 the number of jobs in Amador County has declined by 330.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $587.3 million at March 31, 2013, compared to $596.4 million at December 31, 2012, and $590.5 million at March 31, 2012.

Net loans totaled $245.5 million at March 31, 2013, down from $252.1 million at December 31, 2012 and down from $284.1 million at March 31, 2012, with a portion of the decline from one year ago related to a decrease in nonperforming loans. Nonperforming loans decreased $5.9 million (55.1%) from $10.7 million at March 31, 2012 to $4.8 million at March 31, 2013. Nonperforming loans decreased $700,000 (12.7%) from $5.5 million at December 31, 2012. The decrease in nonperforming loans in the first quarter of 2013 was predominately the result of a transfer to OREO.

The loan portfolio at March 31, 2013 included: real estate loans of $212.1 million (84% of the portfolio), commercial loans of $27.3 million (11% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $12.2 million (5% of the portfolio). The real estate loan portfolio at March 31, 2013 includes: owner-occupied commercial real estate loans of $89.7 million (42% of the real estate portfolio), investor commercial real estate loans of $87.3 million (41% of the real estate portfolio), construction and land development loans of $5.9 million (3% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $29.2 million (14% of the real estate loan portfolio).

NPAs include nonperforming loans and leases, other real estate owned, and repossessed assets. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $13.8 million at March 31, 2013 from $17.7 million at year end 2012 and from $21.5 million at March 31, 2012. The NPAs to total assets ratio stood at 2.34% at the end of March of this year, down from 2.97% three months earlier and 3.64% one year ago.

Loans measured for impairment decreased to $24.5 million at the end of March 2013, compared to $26.6 million at December 31, 2012, and $28.9 million a year ago. Much of this decrease relates to resolution of these loans though pay off or sale of loan or though transfer to OREO. The provision for loan and lease losses for the first quarter of 2013 was $100,000 compared to a $580,000 provision for the first quarter of 2012. The Company had net recoveries of $22,000 in the first quarter of 2013 compared to charge-offs of $1.3 million in the first quarter of 2012. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At March 31, 2013, specific reserves of $589,000 were recorded on nonperforming loans that were considered impaired compared to $528,000 at December 31, 2012 and $310,000 at March 31, 2012. In addition, there were 13 loans totaling $2.3 million, which are included in the $4.8 million of non-performing loans and leases, which have been modified and are considered troubled debt restructures at March 31, 2013. At March 31, 2012 there were 12 loans totaling $3.3 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.

At March 31, 2013, the Company had 15 OREO properties totaling $8.9 million. This compares to 20 OREO properties totaling $12.2 million at December 31, 2012 and one mobile home and 21 OREO properties totaling $10.8 million at March 31, 2012. During the first quarter of 2013, the Company sold six properties for a $93,000 net loss and added a single property with an adjusted fair value of $432,000.

The Company adjusted the balance on a single property, to fair value, that was obtained in a prior quarter by $112,000 for which updated information was received in the current quarter. At March 31, 2013 the OREO valuation allowance totaled $41,000. This compares to a valuation allowance of $175,000 at December 31, 2012 and $127,000 at March 31, 2012.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $247.0 million at March 31, 2013, up 4.1% from $237.2 million at December 31, 2012 and up 17.9% from $209.5 million at March 31, 2012. At March 31, 2013, the investment portfolio was comprised of 86% mortgage-backed securities issued by government sponsored entities, 12% obligations of states and political subdivisions and 2% in FHLB Stock.

At March 31, 2013, total deposits were $470.9 million, compared to $478.3 million at December 31, 2012 and $476.6 million one year ago. Core deposits decreased 1% to $373.8 million at March 31, 2013 from $376.1 million at March 31, 2012 and 2% from $381.3 million at December 31, 2012. The Company considers all deposits except time deposits as core deposits.

At March 31, 2013, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 27% and time certificates were 20% of total deposits. At March 31, 2012, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 10%, savings deposits were 11%, money market balances accounted for 29% and time certificates were 21% of total deposits.

Shareholders’ equity decreased to $92.7 million at March 31, 2013 compared to $94.1 million at March 31, 2012. The decrease was driven by a $4.6 million in reduction of common stock primarily due to shares of common stock repurchased under the Company’s 2012 and 2013 Stock Repurchase Programs that was partially offset by net income of $3.1 million and an increase in the unrealized gain on securities of $120,000. During the first quarter of 2013, the Company repurchased 221,474 shares of its common stock, at an average price of $7.48 per share, under the 2013 Stock Repurchase Program.

Net Interest Income

First quarter 2013, net interest income was down 15% to $4.2 million from $5.0 million in the first quarter of 2012. The net interest margin as a percentage of average earning assets was 3.53% in the first quarter of 2013, compared to 3.80% in the prior quarter and 4.01% in the first quarter of 2012. Interest income for the first quarter of 2013 decreased 16% to $4.7 million from $5.5 million for the first quarter of 2012 and interest expense for the first quarter of 2013 decreased 19% to $407,000 from $502,000 for the first quarter of 2012.

The average yield on earning assets declined from 4.40% in the first quarter of 2012 to 3.87% for the first quarter of 2013. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the first quarter of 2013 compared to the first quarter of 2012, it continues to have an impact on the net interest margin. During the first quarter of 2013, foregone interest income on nonaccrual loans was approximately $59,000, compared to foregone interest of $272,000 during the first quarter of 2012. The foregone interest had a 5 basis point negative impact on the yield on earning assets during the first quarter of 2013 compared to a 21 basis point negative impact during the first quarter of 2012.

The average balance of earning assets decreased 3% from $510.1 million in the first quarter of 2012 to $495.5 million in the first quarter of 2013. While the decrease in average earning assets was just 2.9%, there continues to be a significant change in the mix of the assets as principal reductions from loan paydowns were invested into investment securities. This mix change resulted in a decrease in loan balances and an increase in lower yielding investment security balances, and this change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the first quarter of 2012, average loan balances were down 15% to $254.0 million for the first quarter of 2013. Although the Company has continued to generate new loans, the production of new loans has been less than loan payoffs. Compared to the first quarter of 2012, average investment securities were up 14% to $240.8 million during the first quarter of 2013.

The Company experienced a slight decrease in average deposits from $346.7 million during the first quarter of 2012 to $344.7 million during the first quarter of 2013. Average borrowings increased slightly from $15.6 million during the first quarter of 2012 to $18.0 million during the first quarter of 2013.

Noninterest Income and Expense

Noninterest income for the first quarter of 2013 was $625,000, down 10% from $693,000 in the first quarter of 2012. The decrease in noninterest income was primarily related to a decrease in service charges on deposit accounts from $196,000 in 2012 to $151,000 in 2013, a decrease in income from OREO properties from $163,000 in 2012 to $92,000 in 2013, and decrease in gains on sale of investment securities from $64,000 in 2012 to zero in 2013. The decrease in service charges is primarily related to lower fees collected on overdrawn deposit accounts. The decrease in OREO income results from lower rents received from foreclosed office buildings, as the Company has been able to sell many of the properties. The Company did not sell any investment securities the first quarter of 2013. These decreases were partially offset by proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000.

Noninterest expense decreased 3% to $4.0 million for the first quarter of 2013 from $4.1 million in the first quarter of 2012. While there were many fluctuations in expense related items between 2012 and 2013 two areas of note would be a decrease in OREO related expense from $374,000 in 2012 to $305,000 in 2013 and a decrease in the amortization of the core deposit intangible related to the Bank of Amador purchase from $50,000 in 2012 to zero in 2013 as the intangible asset was fully amortized in late 2012.

The fully taxable equivalent efficiency ratio for the first quarter of 2013 increased to 80.95% from 70.33% for the first quarter of 2012.

Provision for Income Taxes

Federal and state income taxes for the quarter ended March 31, 2013 decreased $152,000 from $297,000 in the first quarter of 2012 to $145,000 in the first quarter of 2013. The lower provision for taxes in 2013 compared to 2012 resulted from the Company realizing the benefits of Enterprise Zone credits on our State tax return as well as the tax-free income related to the life insurance benefit.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 18, 2013 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

# # #

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)
	March 31,	December 31,	March 31,
ASSETS	2013	2012	2012
Cash and due from banks	$47,847	$55,461	$46,967
Interest-bearing deposits in banks	750	750	1,250
Investment securities	243,781	233,956	206,395
Loans & leases:
Real estate	212,053	213,900	235,623
Commercial	27,327	30,811	39,435
Lease financing	1,333	1,509	1,410
Other	10,915	11,909	14,118
Deferred loan and lease origination fees, net	(233)	(230)	(259)
Allowance for loan and lease losses	(5,903)	(5,781)	(6,265)
Loans and leases, net	245,492	252,118	284,062
Bank premises and equipment, net	1,798	1,888	2,280
Goodwill and intangible assets	16,321	16,321	16,454
Investment in Federal Home Loan Bank Stock	3,254	3,254	3,093
Other real estate owned, net	8,946	12,237	10,733
Accrued interest receivable and other assets	19,072	20,404	19,247
	$587,261	$596,389	$590,481

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$141,259	$151,201	$136,654
Interest checking	54,941	50,891	47,464
Money market	126,309	127,644	141,126
Savings	51,289	51,539	50,874
Time deposits	97,058	96,981	100,464
Total deposits	470,856	478,256	476,582
Short-term borrowings	7,000	2,000	—
Long-term borrowings	11,000	16,000	14,000
Accrued interest and other liabilities	5,672	6,139	5,751
Total liabilities	494,528	502,395	496,333
Total shareholders’ equity	92,733	93,994	94,148
	$587,261	$596,389	$590,481

Ratios:
Nonperforming loans and leases to total loans and leases	1.91%	2.12%	3.68%
Net (recoveries) chargeoffs to average loans and leases (annualized)	-0.04%	0.93%	1.84%
Allowance for loan and lease losses to total loans and leases	2.35%	2.24%	2.16%

American River Bank Capital Ratios:
Leverage Capital Ratio	12.65%	12.64%	12.52%
Tier 1 Risk-Based Capital Ratio	24.09%	23.54%	21.10%
Total Risk-Based Capital Ratio	25.35%	24.80%	22.36%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	12.80%	12.82%	13.13%
Tier 1 Risk-Based Capital Ratio	24.36%	23.87%	22.11%
Total Risk-Based Capital Ratio	25.62%	25.13%	23.37%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2013	2012	Change
Interest income	$4,651	$5,510	(15.6)%
Interest expense	407	502	(18.9)%
Net interest income	4,244	5,008	(15.3)%
Provision for loan and lease losses	100	580	(82.8)%
Total noninterest income	625	693	(9.8)%
Total noninterest expense	4,002	4,112	(2.7)%
Income before provision for income taxes	767	1,009	(24.0)%
Provision for income taxes	145	297	(51.2)%
Net income	$622	$712	(12.6)%

Basic earnings per share	$0.07	$0.07	0.0%
Diluted earnings per share	$0.07	$0.07	0.0%
Average diluted shares outstanding	9,220,617	9,833,550

Net interest margin as a percentage of average earning assets	3.53%	4.01%

Operating Ratios:
Return on average assets	0.43%	0.49%
Return on average equity	2.70%	3.03%
Return on average tangible equity	3.28%	3.67%
Efficiency ratio (fully taxable equivalent)	80.95%	70.33%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
Trailing Five Quarters

(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2013	2012	2012	2012	2012
Interest income	$4,651	$5,131	$5,334	$5,324	$5,510
Interest expense	407	440	470	482	502
Net interest income	4,244	4,691	4,864	4,842	5,008
Provision for loan and lease losses	100	0	410	375	580
Total noninterest income	625	675	712	694	693
Total noninterest expense	4,002	4,365	4,219	4,051	4,112
Income before provision for income taxes	767	1,001	947	1,110	1,009
Provision for income taxes	145	131	167	265	297
Net income	$622	$870	$780	$845	$712

Basic earnings per share	$0.07	$0.09	$0.08	$0.09	$0.07
Diluted earnings per share	$0.07	$0.09	$0.08	$0.09	$0.07

Net interest margin as a percentage of average earning assets	3.53%	3.80%	3.88%	3.93%	4.01%

Average diluted shares outstanding	9,220,617	9,307,442	9,297,505	9,532,203	9,833,550
Shares outstanding-end of period	9,105,729	9,327,203	9,327,203	9,328,481	9,742,634

Operating Ratios (annualized):
Return on average assets	0.43%	0.58%	0.52%	0.58%	0.49%
Return on average equity	2.70%	3.68%	3.34%	3.64%	3.03%
Return on average tangible equity	3.28%	4.46%	4.05%	4.41%	3.67%
Efficiency ratio (fully taxable equivalent)	80.95%	79.71%	73.71%	71.31%	70.33%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

(Dollars in thousands)
Three months ended March 31,	2013			2012
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$253,964	$3,642	5.82%	$297,098	$4,316	5.84%
Taxable investment securities	211,143	788	1.51%	182,975	965	2.12%
Tax-exempt investment securities	29,595	293	4.02%	28,812	301	4.20%
Corporate stock	17	—	0.00%	9	—	—
Interest-bearing deposits in banks	750	1	0.54%	1,250	3	0.97%
Total earning assets	495,469	4,724	3.87%	510,144	5,585	4.40%
Cash & due from banks	45,536			32,902
Other assets	50,811			46,330
Allowance for loan & lease losses	(5,860)			(6,978)
	$585,956			$582,398

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$178,296	$128	0.29%	$183,696	$192	0.42%
Savings	51,284	24	0.19%	48,477	29	0.24%
Time deposits	97,118	179	0.75%	98,885	214	0.87%
Other borrowings	18,000	76	1.71%	15,593	67	1.73%
Total interest bearing liabilities	344,698	407	0.48%	346,651	502	0.58%
Noninterest bearing demand deposits	141,764			134,770
Other liabilities	6,204			6,493
Total liabilities	492,666			487,914
Shareholders’ equity	93,290			94,484
	$585,956			$582,398
Net interest income & margin		$4,317	3.53%		$5,083	4.01%